Exhibit 99.1

March 3, 2021

The Board of Directors

Allied Esports Entertainment, Inc.

17877 Von Karman Avenue

Suite 300

Irvine, California 92614

Ladies & Gentlemen:

This letter is to advise you that we are willing to enhance the terms of our March 1st proposal to acquire Allied Esports Entertainment, Inc. (NASDAQ: AESE) (“Allied”) as follows:

●	$100 Million Valuation: We would increase our valuation of Allied to $100 million (using, at the option of Allied, Bally’s stock, cash or a mix of both). We would be prepared to consider a future increase only if you demonstrated a basis therefor in due diligence (which we would complete quickly).

●	Tax-Free to Allied Shareholders: We assume that Allied shareholders owning a large percentage of Allied’s stock would prefer a tax-free transaction and, as such, would be willing to pay the entire purchase price in Bally’s common shares or, if you prefer, a mix of shares and cash.

●	Payment of Break-Up Fee to Element Partners: Upon execution of the definitive agreement, we would fund an additional $3 million to cover the fee due to Element Partners upon Allied’s termination of the January 19, 2021 stock purchase agreement (the “SPA”).

●	Only Customary Closing Conditions: Closing would be subject only to the termination of the SPA and customary closing conditions. In this regard, we do not require shareholder approval to issue our stock in the transaction.

●	Reverse Break-Up Fee: We would pay Allied $10 million in what we believe to be the highly unlikely event our transaction is not completed due to a failure on our part.

●	Definitive Agreement: The definitive agreement would be substantially the same as the SPA, revised only to the extent necessary to accommodate the specific aspects of our proposal.

Bally’s Corporation 100 Westminster Street, Providence, RI 02903 401.475.8474

This is our last offer, and we believe that our proposal is clearly a “Superior Proposal” under the SPA.

We are prepared to devote our entire resources to finalizing the transaction, which has the support of our Chairman (whose firm owns about a third of our stock), over the next several days with a view to completing due diligence and publicly announcing a definitive agreement within ten business days of the Board’s acceptance of our proposal.

Our intention at this time is to proceed on a friendly basis and, as such, we do not presently intend to make our proposal directly to your shareholders. However, as I trust you will appreciate, we reserve the right to take any action in furtherance of our proposal.

Our proposal is based solely on public information and is subject to a definitive document mutually satisfactory to both parties.

For your convenience, we’ve attached contact information for the Bally’s team. We look forward to your prompt reply.

Very truly yours,

/s/ George Papanier
George Papanier, President & Chief Executive Officer

cc: Soo Kim, Chairman